As filed with the Securities and Exchange Commission on July 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Monopar Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0463781 (I.R.S. Employer Identification No.)

1000 Skokie Blvd., Suite 350

Wilmette, IL 60091

(Address of principal executive offices) (Zip Code)

Monopar Therapeutics Inc. 2026 Stock Incentive Plan

(Full title of the plans)

Chandler D. Robinson

Chief Executive Officer

1000 Skokie Blvd., Suite 350

Wilmette, IL 60091

(Name and Address of agent for service)

(847) 388-0349

(Telephone number, including area code, of agent for service)

With a copy to:

John J. Harrington

Sean D. Cheatle

Baker & Hostetler LLP

127 Public Square, Suite 2000

Cleveland, OH 44114

(216) 861-6697

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller Reporting Company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register under the Securities Act of 1933, as amended (the “Securities Act”), 600,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Monopar Therapeutics Inc. (the “Company” or the “Registrant”) issuable and payable under the Monopar Therapeutics Inc. 2026 Stock Incentive Plan (the “Plan”). The number of shares of Common Stock registered on this Registration Statement does not include (a) shares of Common Stock that remained available under the Company’s 2016 Stock Incentive Plan, as amended (the “2016 Plan”) as of June 22, 2026 (the “Effective Date”) and thereafter became available under the Plan, and (b) shares of Common Stock underlying any equity awards previously granted under the 2016 Plan as of the Effective Date that, on or after the Effective Date, are forfeited, terminated, expire or lapse without being exercised, or are settled for cash.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 27, 2026, as amended by Form 10-K/A filed with the Commission on April 1, 2026;
●	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2026;
●	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 14, 2026;
●	the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2026; and
●

the description of the Registrant’s capital stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2025, filed with the SEC on March 27, 2026.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware Law

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Second Amended and Restated Certificate of Incorporation

The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that it is required to provide indemnification and advancement of expenses to its directors, officers or other agents to the fullest extent permitted by Delaware's General Corporation Law. The Registrant’s Certificate of Incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of the Registrant’s directors:

●	for any breach of the director's duty of loyalty to the Registrant or its stockholders;
●	or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, fraud, or gross negligence;
●	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
●	for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware’s General Corporation Law, it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

The Registrant has entered into a consulting agreement with its Chief Medical Officer Patrice Rioux (through pRx Consulting, LLC) pursuant to which it has agreed to indemnify pRx Consulting, LLC from and against all liabilities, losses, damages, expenses, charges and fees which it may sustain or incur by reason of any claim which may be asserted against pRx Consulting, LLC arising out of or attributable to the Registrant or its employees or contractors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1

Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K (File No. 000-55866) filed with the Commission on March 26, 2018).

4.2

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-39070) filed with the Commission on August 9, 2024).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q (File No. 001-39070) filed with the Commission on May 12, 2022).
4.4

Monopar Therapeutics Inc. 2026 Stock Incentive Plan (filed as Appendix A to the Registrant’s Proxy Statement on Schedule 14A for its 2026 Annual Meeting (File No. 001-39070) and incorporated herein by reference).

5.1*	Legal Opinion of Baker & Hostetler LLP
23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page to this Registration Statement).
107*	Calculation of Filing Fee Table.

*filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmette, Illinois, on the 22nd day of July, 2026.

MONOPAR THERAPEUTICS INC

Dated: July 22, 2026	By:	/s/ Quan Vu
Name: Quan Vu
Title: Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chandler D. Robinson and Quan Vu, and each of them, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signatures	Title	Date

/s/ Chandler D. Robinson		July 22, 2026
Chandler D. Robinson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Quan Vu		July 22, 2026
Quan Vu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Christopher M. Starr		July 22, 2026
Christopher M. Starr	Executive Chairman of the Board and Director

/s/ Raymond W. Anderson		July 22, 2026
Raymond W. Anderson	Director

/s/ Kim R. Tsuchimoto		July 22, 2026
Kim R. Tsuchimoto	Director

/s/ Lavina Talukdar		July 22, 2026
Lavina Talukdar	Director

/s/ Nicole Sweeny		July 22, 2026
Nicole Sweeny	Director